Exhibit 99.1

NEWS RELEASE

For Immediate Release

Contact: Susan Fisher - 262-636-8434 s.h.fisher@na.modine.com

Modine Names Scott L. Bowser

Regional Vice President - Americas

RACINE, WI, March 18, 2009 – Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, today announced that Scott L. Bowser has been appointed Regional Vice President – Americas effective immediately.  Bowser, who previously served as Managing Director for the company’s Brazilian operations, succeeds Thomas G. Cromwell, who has resigned from the company.

Bowser, an 11-year Modine veteran, will oversee the company’s North American and South American Original Equipment operations.  His focus will be on implementing the reorganization announced late last year and continuing to drive process and productivity improvements throughout those businesses.

“We are very pleased to have a seasoned executive like Scott step in to lead our Americas’ region during these challenging times,” said Thomas A. Burke, Modine President and Chief Executive Officer. “Scott, who started his Modine career as a plant manager, is a proven leader with deep experience in both operations and sales.  Most recently, Scott successfully integrated our Brazilian operations into the Modine global organization and has been actively managing the notable success in that business.  During his tenure, Modine Brazil nearly doubled its revenue and achieved the highest gross margins among our original equipment businesses globally.  His broad experience uniquely qualifies him to lead our Americas Original Equipment business with a demonstrated ability to understand and respond to the needs of our customers.”

Since joining Modine in 1998, Bowser has served in numerous operations and management positions, including Plant Manager in Pemberville, Ohio; General Sales Manager – Truck; and Managing Director – Modine Brazil.  Bowser holds an undergraduate degree in physics and mathematics from Anderson College and a Master of Business Administration from Bowling Green State University.

Prior to Modine, Bowser served in increasingly responsible leadership roles in operations, sales, and general management and ultimately as president at The Pierce Company, an automotive and industrial engine components manufacturer.

Bowser’s successor at Modine Brazil in Sao Paulo will be named at a future date.

About Modine – www.modine.com

With restated fiscal 2008 revenues of $1.9 billion, Modine specializes in thermal management systems and components, bringing highly engineered heating and cooling technology and solutions to diversified global markets. Modine products are used in light, medium and heavy-duty vehicles, heating, ventilation and air conditioning equipment, off-highway and industrial equipment, refrigeration systems and fuel cells. The company employs approximately 7,900 people at 33 facilities in 15 countries.  For more information about Modine, visit www.modine.com.

# # #